UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2009

TERRA NITROGEN COMPANY, L.P.
 (Exact name of registrant as specified in its charter)

Delaware	033-43007	73-1389684
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Terra Centre 600 Fourth Street, P.O. Box 6000 Sioux City, Iowa	51102-6000
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (712) 277-1340

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(c) Effective April 20, 2009, the Board of Directors of Terra Nitrogen GP Inc., the General Partner of Terra Nitrogen Company, L.P. (the “Company”) and a subsidiary of Terra Industries Inc. (“Terra”), elected Edward J. Dillon, age 41, to the position of Vice President and Controller. Mr. Dillon, a Certified Public Accountant, earned a B.A. degree in Accounting from Boston College, Chestnut Hill, Massachusetts in 1990 and joined Arthur Andersen LLP in New York City. In 1998, he joined the General Electric Company, a diversified global infrastructure, finance and media company, and served in numerous roles including Finance Manager for the National Broadcasting Company in New York City, progressing to Global Controller for the Consumer & Industrial segment in Louisville, Kentucky. In 2005, he joined INVISTA, a large integrated producer of polymers and fibers, primarily for nylon, spandex and polyester applications, and a subsidiary of Koch Industries, Inc. (KII), which owns a diverse group of companies involved, among others, in refining and chemicals, process and pollution control equipment and technologies, commodity and financial trading and services, as Director of Corporate Finance and in 2007, moved to KII Corporate as Finance Director.

Mr. Dillon was elected, and currently serves as, Vice President and Controller of Terra by its Board of Directors effective November 3, 2008. In connection with his election to that position, Mr. Dillon was offered an employment severance agreement substantially identical to those provided to other senior officers of Terra. For a description and a copy of the form of the Employment Severance Agreement, see Exhibit 10.2 to Terra’s Current Report on Form 8-K dated October 5, 2006.

Mr. Dillon has no family relationships with any director or executive officer of the Company, or persons nominated or chosen by the Company to become directors or executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TERRA NITROGEN COMPANY, L.P.
By: Terra Nitrogen GP Inc.
Its: General Partner

/s/ John W. Huey
John W. Huey
Vice President, General Counsel and
Corporate Secretary

Date: April 23, 2009